Exhibit 99.1

MAKO Surgical Corp. Reports Operating Results for the Fourth Quarter and Full Year 2010

Fourth Quarter and Full Year 2010 Highlights

Fourth quarter revenue totaled $14.8 million, a 67% increase over the same period in 2009

Thirteen RIO® systems sold in the quarter, increasing domestic commercial installed base to 67 RIO systems

Total of 33 RIO systems sold worldwide in 2010

1,146 MAKOplasty® procedures performed in the quarter, a 104% increase over the same period in 2009

Total of 3,485 MAKOplasty® procedures performed in 2010, a 118% increase over the same period in 2009

Equity financing with net proceeds of $59.3 million completed in the quarter

FORT LAUDERDALE, FL – (GLOBENEWSWIRE) — March 1, 2011 —MAKO Surgical Corp. (NASDAQ:MAKO), a medical device company that markets both its RIO® Robotic Arm Interactive Orthopedic surgical platform and proprietary RESTORIS® implants for minimally invasive orthopedic knee procedures known as knee MAKOplasty®, today announced its operating results for the fourth quarter and year ended December 31, 2010.

Recent Business Developments

RIO Systems – Thirteen RIO systems were installed and customer accepted at commercial sites during the fourth quarter. A total of 33 new RIO systems were sold worldwide in 2010 and MAKO’s domestic commercial installed base of RIO systems totaled 67 systems as of December 31, 2010.

MAKOplasty Procedure Volume – During the fourth quarter, 1,146 MAKOplasty procedures were performed representing a 41% increase over procedures performed in the third quarter of 2010 and a 104% increase over the fourth quarter of 2009. A total of 3,485 MAKOplasty procedures were performed in 2010, and through December 31, 2010, a total of 5,869 procedures have been performed since the first procedure in June 2006.

Clinical Research and Marketing – MAKO continues to build its strong base of clinical evidence with over 58 clinical studies currently in process. These studies are focused on accuracy, clinical and radiographic outcomes, functional and kinematic outcomes, implant design and clinical indications, surgical techniques and robotic-arm use and healthcare economics. During the fourth quarter, three papers were published related to MAKO implants and procedures, bringing the total of published peer reviewed papers to eighteen.

Hip MAKOplasty Application – In October 2010, MAKO initiated its surgeon preference evaluation process, or SPE, for its FDA 510(k) cleared hip MAKOplasty application. The SPE is designed to solicit user feedback in advance of MAKO’s full commercialization of its hip MAKOplasty application, currently expected in the second half of 2011.

Equity Financing – In November 2010, MAKO closed a public offering of its common stock with net proceeds to the Company of $59.3 million after expenses. MAKO expects to use the net proceeds to support commercialization, sales, marketing and general administrative activities, for research and product development activities and to fund working capital and other general corporate purposes.

“We are pleased with our strong operating results in the fourth quarter and full year of 2010,” said Maurice R. Ferre, M.D., President and Chief Executive Officer of MAKO. “In particular, our significant system placements and increased procedure volume strengthen the clinical and economic value proposition for MAKOplasty and, we believe, position MAKO well for 2011.”

2010 Fourth Quarter Financial Review

Revenue was $14.8 million in the fourth quarter of 2010 compared to $8.9 million in the fourth quarter of 2009, representing a 67% increase from the same period in 2009. Revenue in the fourth quarter of 2010 primarily consisted of $8.3 million in revenue from the sale of thirteen RIO systems and $5.7 million in revenue from the sale of implants and disposables used in the 1,146 MAKOplasty procedures performed in the quarter. Total revenue in the fourth quarter was reduced by $2.2 million, of which $1.2 million related to system sales prior to the fourth quarter, for the deferral of system revenue related to the first year warranty services provided by MAKO.  This deferred revenue will be recognized in service revenue over a twelve-month period.

Total gross profit for the fourth quarter of 2010 was $8.8 million compared to a gross profit of $4.5 million in the same period in 2009. Total gross margin for the fourth quarter of 2010 was approximately 60%, comprised of a 67% margin on procedure revenue and a 55% margin on RIO system revenue. The gross margin on procedure revenue was reduced by a $400,000 charge in the quarter for the write-off of the remaining excess inventory related to the RESTORIS Classic implant system, as RESTORIS MCK continues to be the implant system preferred by MAKO’s customers. Excluding this charge, the gross margin on procedure revenue would have been 74%.

Operating expenses were $18.7 million in the fourth quarter of 2010 compared to $13.9 million in the fourth quarter of 2009.  The increase in operating expenses was primarily attributable to the following: an increase in sales and marketing activities for the continued expansion of the direct sales force and commercialization of the RIO system and RESTORIS implant systems; an increase in research and development activities associated with continuous improvement of the RIO system and the development of potential future products, including the hip application and associated implant systems; and an increase in general and administrative costs as MAKO continued to build infrastructure to support growth.

Net loss for the three months ended December 31, 2010 was $9.8 million, including non-cash stock-based compensation expense of $1.7 million, or $(0.26) per basic and diluted share, based on average basic and diluted shares outstanding of 37.3 million. This compares to a net loss for the same period in 2009 of $9.3 million, including non-cash stock-based compensation expense of $1.1 million, or $(0.28) per basic and diluted share, based on average basic and diluted shares outstanding of 33.0 million.

Cash, cash equivalents and investments were $96.8 million as of December 31, 2010, which included the net proceeds of the equity financing, compared to $71.2 million as of December 31, 2009.

2010 Full Year Financial Review

	As Reported (U.S. GAAP)				Non-GAAP
Selected Financial Results (unaudited) (in thousands, except per share data)	Twelve Months Ended December 31,		Adjustments		2009
	2010	2009	2009 (1)		As Adjusted

Total revenue	$44,296	$34,208	$(11,297	) (2)	$22,911
Total cost of revenue	18,173	21,454	(8,789	) (3)	12,665
Gross profit	26,123	12,754	(2,508	) (4)	10,246
Net loss	$(38,687)	$(34,023)	$(2,508	) (4)	$(36,531)
Net loss per share - Basic and diluted	$(1.13)	$(1.22)	$(0.09)		$(1.31)
Weighted average common shares outstanding – Basic and diluted	34,349	27,806	―		27,806

(1) Management excluded certain transactions during the twelve months ended December 31, 2009, resulting in adjusted non-GAAP financial results for the twelve months ended December 31, 2009, as management believes the exclusion of these transactions provides readers a more meaningful comparison with the results of operations for the twelve months ended December 31, 2010.

(2) Consists of the recognition of $11.3 million of revenue deferred in prior years and recognized during the twelve months ended December 31, 2009, upon the upgrade of seventeen TGS units to RIO systems.

(3) Consists of the direct cost of revenue from the seventeen deferred system sales of $3.6 million and the cost of providing the RIO system upgrades of $5.2 million

(4) Consists of the recognition of $11.3 million of revenue in (2) above less the cost of revenue of $8.8 million in (3) above.

For the year ended December 31, 2010, revenue was $44.3 million, primarily generated from the sale of thirty-three RIO systems and 3,485 domestic MAKOplasty procedures performed during the period compared to $34.2 million for the year ended December 31, 2009.  As indicated in the preceding table, excluding the recognition of deferred system revenue, total adjusted revenue generated in the year ended December 31, 2009 was $22.9 million. Revenue of $44.3 million for the year ended December 31, 2010 represents a 93% increase over the adjusted revenue of $22.9 million generated in the year ended December 31, 2009.

The net loss for the year ended December 31, 2010 was $38.7 million, including non-cash stock-based compensation expense of $6.4 million, or $(1.13) per basic and diluted share, based on average basic and diluted shares outstanding of 34.3 million. This compares to a net loss for the year ended December 31, 2009 of $34.0 million, including non-cash stock-based compensation expense of $4.0 million, or $(1.22) per basic and diluted share, based on average basic and diluted shares outstanding of 27.8 million. Excluding the impact on gross profit related to the recognition of deferred system revenue, adjusted net loss generated in the year ended December 31, 2009 was $36.5 million or $(1.31) per share.

Conference Call

MAKO will host a conference call today at 4:30 pm ET to discuss its fourth quarter and full year 2010 results.  To listen to the conference call, please dial 877-843-0414 for domestic callers and 914-495-8580 for international callers approximately ten minutes prior to the start time. The participant code is 35606891.  To access the live audio broadcast or the subsequent archived recording, visit the Investor Relations section of MAKO’s website at www.makosurgical.com.

About MAKO Surgical Corp.

MAKO Surgical Corp. is a medical device company that markets both its RIO® Robotic-Arm Interactive Orthopedic system and its proprietary RESTORIS® knee implants for a minimally invasive orthopedic procedure called knee MAKOplasty®. The MAKO RIO is a surgeon-interactive tactile surgical platform that incorporates a robotic arm and patient-specific visualization technology and prepares the knee joint for the insertion and alignment of MAKO’s resurfacing RESTORIS implants through a minimal incision. The FDA-cleared and CE Marked RIO system allows surgeons to provide precise, consistently reproducible tissue-sparing, bone resurfacing for a large, yet underserved patient population suffering from early to mid-stage osteoarthritic knee disease. MAKO has an intellectual property portfolio of more than 250 owned or licensed patents and patent applications relating to the areas of robotics, haptics, computer assisted surgery and implants. Additional information can be found at www.makosurgical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements related to expectations, goals, plans, objectives and future events. MAKO intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Reform Act of 1995. In some cases, forward-looking statements can be identified by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause actual results to differ materially from those indicated by forward-looking statements, many of which are beyond MAKO’s ability to control or predict. Such factors, among others, may have a material adverse effect on MAKO’s business, financial condition and results of operations and may include the potentially significant impact of a continued economic downturn or delayed economic recovery on the ability of MAKO’s customers to secure adequate funding, including access to credit, for the purchase of MAKO’s products or cause MAKO’s customers to delay a purchasing decision, changes in competitive conditions and prices in MAKO’s markets, unanticipated issues relating to intended product launches, decreases in sales of MAKO’s principal product lines, increases in expenditures related to increased or changing governmental regulation or taxation of MAKO’s business, unanticipated issues in securing regulatory clearance or approvals for new products or upgrades or changes to MAKO’s current products, the impact of the recently enacted United States healthcare reform legislation on hospital spending, reimbursement, and the taxing of medical device companies, loss of key management and other personnel or inability to attract such management and other personnel and unanticipated intellectual property expenditures required to develop, market, and defend MAKO’s products. These and other risks are described in greater detail under Item 1A, “Risk Factors,” in MAKO’s periodic filings with the Securities and Exchange Commission, including MAKO’s annual report on Form 10-K for the year ended December 31, 2009 filed on March 10, 2010, and quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and September 30, 2010 filed on May 7, 2010 and November 3, 2010, respectively. Given these uncertainties, undue reliance should not be placed on these forward-looking statements. MAKO does not undertake any obligation to release any revisions to these forward-looking statements publicly to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

“MAKOplasty®,” “RESTORIS®,” “RIO®,” “Tactile Guidance System™,” and “TGS™,” as well as the “MAKO” logo, whether standing alone or in connection with the words “MAKO Surgical Corp.” are trademarks of MAKO Surgical Corp.

Condensed Statements of Operations (unaudited) (in thousands, except per share data)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenue:
Procedures	$5,683	$2,740	$17,620	$7,550
Systems – RIO	8,287	5,787	24,928	14,715
Systems – TGS, previously deferred	―	―	―	11,297
Service and other	812	324	1,748	646
Total revenue	14,782	8,851	44,296	34,208
Cost of revenue:
Procedures	1,860	790	5,960	3,087
Systems – RIO	3,731	3,439	11,171	9,032
Systems – RIO upgrades	―	―	―	5,183
Systems – TGS, previously deferred	―	―	―	3,606
Service and other	356	80	1,042	546
Total cost of revenue	5,947	4,309	18,173	21,454
Gross profit	8,835	4,542	26,123	12,754
Operating costs and expenses:
Selling, general and administrative	13,858	9,843	47,041	32,072
Research and development	3,973	3,766	14,975	13,127
Depreciation and amortization	877	289	3,043	1,951
Total operating costs and expenses	18,708	13,898	65,059	47,150
Loss from operations	(9,873)	(9,356)	(38,936)	(34,396)
Interest and other income	61	84	317	432
Interest and other expense	―	(3)	―	(3)
Loss before income taxes	(9,812)	(9,275)	(38,619)	(33,967)
Income tax expense	5	―	68	56
Net loss	$(9,817)	$(9,275)	$(38,687)	$(34,023)
Net loss per share - Basic and diluted	$(0.26)	$(0.28)	$(1.13)	$(1.22)
Weighted average common shares outstanding - Basic and diluted	37,281	32,964	34,349	27,806

Selected Balance Sheet Data (unaudited)
(in thousands)	December 31, 2010	December 31, 2009

Cash, cash equivalents and investments	$96,792	$71,213
Total assets	137,079	99,103

Long-term debt	―	―
Additional paid-in capital	274,712	204,977
Accumulated deficit	(152,882)	(114,195)
Total stockholders’ equity	121,771	90,794

CONTACT:

Investors:

MAKO Surgical Corp.
Susan M. Verde
954-628-0749
investorrelations@makosurgical.com

or

Westwicke Partners
Mark Klausner

443-213-0500
makosurgical@westwicke.com

Source: MAKO Surgical Corp.